Exhibit 99.1

CITI TRENDS ANNOUNCES FOURTH QUARTER & FISCAL 2020 RESULTS

Fourth quarter total sales increased 19.4% to $251.9 million and comparable sales increased 16.7%

Fourth quarter gross margin increased 300 bps to 42.7%

Fourth quarter operating margin expanded 410 bps to 9.4% compared to 5.3% in the prior year period

Earnings per diluted share of $1.81 compared to $0.84 in the fourth quarter of 2019

Expects to deliver full year 2021 total sales growth of 11.0% to 15.0%

SAVANNAH, GA (March 16, 2021) — Citi Trends, Inc. (NASDAQ: CTRN), the leading value retailer of apparel, accessories and home trends for way less spend primarily for African American and Latinx families in the United States, today reported results for the fourth quarter and full year ended January 30, 2021.

Financial Highlights – 13-week fourth quarter ended January 30, 2021

•	Total sales increased 19.4% to $251.9 million compared to $211.0 million in the fourth quarter of 2019

•	Comparable store sales increased 16.7%; the sixth consecutive quarter of positive growth including open-only stores for the first quarter of 2020

•	Gross margin increased 300 bps to 42.7% compared to 39.7% in the fourth quarter of 2019, reflecting strong full-price selling and fewer markdowns, marking the third consecutive quarter of expansion

•	As a percent of sales, selling, general and administrative expenses decreased 60 bps to 31.5% compared to the fourth quarter of last year

•	Operating income was $23.7 million, an increase of 110.6% compared to $11.3 million in the fourth quarter of 2019, for an operating margin of 9.4% compared to 5.3% in the prior year

•	Earnings per diluted share was $1.81 compared to $0.84 in the fourth quarter of 2019

•	Total inventory decreased 24.9% and comparable store inventory decreased 40.3% compared to the end of 2019

•	Repurchased approximately 395,000 shares of common stock at an aggregate cost of $16.7 million during the quarter, funded from cash on hand; $33.4 million remained available at the end of fiscal 2021 and $22.2 million remained available as of March 15, 2021 under the previously announced authorizations

Financial Highlights – 52-week fiscal year ended January 30, 2021

•	Total sales increased 0.2% to $783.3 million compared to $781.9 million in 2019, despite the fact that the Company’s stores were closed for approximately 16% of the total available store days in 2020 due to the impact of COVID-19

•	Gross margin increased 180 bps to 39.8% compared to 38.0% in 2019, reflecting strong full-price selling and fewer markdowns

•	As a percent of sales, selling, general and administrative expenses were flat compared to last year at 33.2%

•	Operating income increased 72.2% to $31.9 million compared to $18.5 million in 2019, for an operating margin of 4.1% compared to 2.4% in 2019

•	Earnings per diluted share was $2.32 compared to $1.41 in fiscal 2019

•	Successfully opened 18 new stores and closed 4 stores during the year

•	Repurchased approximately 1,031,000 shares of common stock at an aggregate cost of $32.9 million, funded from cash on hand

Chief Executive Officer Comments

David Makuen, Chief Executive Officer, said, “We are thrilled with our record fourth quarter performance with top and bottom line results that exceeded our increased expectations we announced in January as we closed out an outstanding year for Citi Trends. Our robust fourth quarter revenue was driven by the increased demand for our on-trend merchandise assortment that continues to resonate with our customers, with apparel contributing the bulk of our 16.7% comparable store sales increase. Our intense focus on full-price selling at amazing value, combined with our disciplined expense management, drove meaningful gross and operating margin expansion in the quarter. None of this was easy, as we diligently managed the impact of COVID-19 with the health and safety of our customers and associates as our top priority. I could not be more proud of our team that delivered a 72% increase in operating income for the year despite the many challenges.”

Makuen continued, “As the early innings of 2021 play out, we feel very good about the underlying momentum of the business. We are keenly focused on the execution of our four strategic pillars of growing the fleet, optimizing our product mix, investing in infrastructure, and making a difference through our newly formed Corporate Social Responsibility Committee of the Board of Directors. These key strategies, combined with our differentiated business model, position us well to capitalize on the near and long-term growth opportunities we see for our business.”

Long-Term Strategic Plan

The Company is reiterating its three-year strategic plan and growth targets of:

•	Increasing sales to more than $1 billion in 2023

•	Delivering comparable store sales growth of ~3% per year

•	Growing the fleet with at least 100 new stores by the end of 2023

•	Remodeling at least 150 stores by the end of 2023

•	Investing in infrastructure improvements for merchandising, supply chain and stores

•	Growing operating income at a compound annual growth rate of 20%+ per year

•	Increasing earnings per diluted share at a compound annual growth rate of 25%+ per year

Guidance

The Company is encouraged by its first quarter to-date sales performance, which is above its internal expectations. For the full year 2021, the Company expects to spend approximately $39 million in capital expenditures, open at least 30 new stores, remodel 30 stores and generate total sales of $870 million to $900 million, an increase of 11.0% to 15.0% as compared to 2020. This will result in an expected earnings per share in a range of $2.85 to $3.05, as the Company works towards achieving its previously stated three-year strategic plan and growth targets.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET. The number to call for the live interactive teleconference is (212) 231-2935. A replay of the conference call will be available until March 23, 2021, by dialing (402) 977-9140 and entering the passcode, 21990556.

The live broadcast of Citi Trends' conference call will be available online at the Company's website, www.cititrends.com, under the Investor Relations section, beginning today at 9:00 a.m. ET. The online replay will follow shortly after the call and will be available for replay for one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is the leading value retailer of apparel, accessories and home trends for way less spend primarily for African American and Latinx families in the United States. The Company operates 585 stores located in 33 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchase authorizations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements with respect to earnings, sales or new store guidance are forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in the Company’s filings with the Securities and Exchange Commission, including those set forth under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 1, 2020, as amended. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, the impact of potential global health emergencies such as COVID-19 (coronavirus), including potential negative impacts on the global economy and foreign sourcing, the duration of the COVID-19 outbreak (including the resurgence of COVID-19 cases), actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact, the impacts of COVID-19 on the Company's financial condition, business operation and liquidity, including the re-closure of any of the Company’s retail stores and distribution centers, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Any forward-looking statements by the Company, with respect to guidance, the Company’s intention to declare and pay dividends, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Tom Filandro

ICR, Inc.

(646) 277-1235

CITI TRENDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	January 30, 2021	February 1, 2020
	(unaudited)	(unaudited)
Net sales	$251,919	$211,013
Cost of sales (exclusive of depreciation shown separately below)	(144,274)	(127,311)
Selling, general and administrative expenses	(79,269)	(67,654)
Depreciation	(4,677)	(4,794)
Income from operations	23,699	11,254
Interest income	3	363
Interest expense	(43)	(41)
Income (loss) before income taxes	23,659	11,576
Income tax (expense) benefit	(5,621)	(2,154)
Net income (loss)	$18,038	$9,422
Basic net income (loss) per common share	$1.83	$0.84
Diluted net income (loss) per common share	$1.81	$0.84
Weighted average number of shares outstanding
Basic	9,872	11,202
Diluted	9,969	11,271

	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	January 30, 2021	February 1, 2020
	(unaudited)	(unaudited)
Net sales	$783,294	$781,925
Cost of sales (exclusive of depreciation shown separately below)	(471,618)	(484,740)
Selling, general and administrative expenses	(260,198)	(259,629)
Depreciation	(19,259)	(18,535)
Asset impairment	(286)	(472)
Income from operations	31,933	18,549
Interest income	238	1,577
Interest expense	(776)	(158)
Income before income taxes	31,395	19,968
Income tax expense	(7,417)	(3,465)
Net income loss	$23,978	$16,503
Basic net income per common share	$2.33	$1.41
Diluted net income per common share	$2.32	$1.41
Weighted average number of shares outstanding
Basic	10,283	11,674
Diluted	10,325	11,699

CITI TRENDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	January 30, 2021	February 1, 2020
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$123,177	$19,923
Short-term investment securities	-	27,562
Inventory	103,845	138,258
Prepaid and other current assets	17,420	15,464
Property and equipment, net	63,514	64,985
Operating lease right of use assets	179,673	169,854
Long-term investment securities	-	15,675
Other noncurrent assets	6,964	7,424
Total assets	$494,593	$459,145

Liabilities and Stockholders' Equity:
Accounts payable	$84,832	$79,596
Accrued liabilities	45,907	27,768
Current operating lease liabilities	46,983	42,944
Other current liabilities	5,123	554
Revolving credit facility	-	-
Noncurrent operating lease liabilities	145,828	135,316
Other noncurrent liabilities	2,286	1,923
Total liabilities	330,959	288,101
Total stockholders' equity	163,634	171,044
Total liabilities and stockholders' equity	$494,593	$459,145